Exhibit 99.1
Javelin Pharmaceuticals, Inc. Reports Second Quarter 2008 Results and Corporate Highlights
CAMBRIDGE, Mass., Aug 07, 2008 (BUSINESS WIRE) — Javelin Pharmaceuticals, Inc. (Amex: JAV), a leading developer of novel products for pain management, today reported its unaudited financial results for the second quarter ended June 30, 2008. The Company’s milestones in the second quarter included the following:
•	Completed a $25.7 million net financing, thus finishing Q2 2008 with $44.6 million in cash

•	Robust partnership discussions continue

•	Dosed the first patient in our pivotal Phase 3 study for PMI-150

•	Received issuance of European patent for PMI-150 extending protection into 2023

•	Tripled the number of UK hospital formulary inclusions; approval rate greater than 90%

•	Signed a European supply agreement with Baxter Healthcare for the production of Dyloject(R) serving to potentially increase future gross margins and significantly increasing our European manufacturing capacity

•	Implemented organization and personnel changes to deliver more timely clinical and regulatory results and bolster organizational accountability

•	Focused the organization on prioritizing cash expenditures and becoming more efficient with our use of capital
Martin J. Driscoll, Chief Executive Officer of Javelin comments, “I have made accountability to our shareholders an organizational priority. While there is much yet to accomplish, I am pleased with our second quarter performance. Changes in a number of business areas are beginning to pay off. These include organizational changes in our clinical and regulatory functions to expedite our clinical timelines. I am most pleased with the progress of our partnering discussions. We are also recognizing efficiencies in our use of capital as evidenced by our second quarter financial performance.”
Financial Performance
The Company ended the second quarter of 2008 with $44.6 million in cash, cash equivalents, and short term investments.
Dyloject revenue for the three and six months ended June 30, 2008 was $179,509 and $245,302, respectively. Javelin did not record any revenue during the same periods in 2007.
Net loss increased to approximately $9.1 million, or $0.16 per share, for the three months ended June 30, 2008, up from approximately $7.2 million, or $0.16 per share, for the comparable period in 2007. For the six months ended June 30, 2008, net loss was approximately $18.8 million or $0.36 per share, up from $13.1 million or $0.31 per share, for the comparable period in 2007.
Javelin incurred approximately $9.5 million in total operating expenses in the second quarter of 2008. In the comparable period in 2007, Javelin incurred $7.7 million in total operating expenses. For the six months ended June 30, 2008 and 2007, Javelin incurred $19.7 million and $13.8 million, respectively in total operating expenses.
For the three and six months ended June 30, 2008, our cost of product revenues were $129,498 and $179,409, respectively.
Research and development expenses decreased slightly from approximately $4.6 million for the three months ended June 30, 2007 to $4.5 million for the three months ended June 30, 2008. Total research and development expenses increased from approximately $8.0 million for the six months ended June 30, 2007 to $10.2 million for the six months ended, June 30, 2008.
Selling, general and administrative expenses for the three months ended June 30, 2008 were $4.8 million compared to $3.0 million for the second quarter of 2007, and $9.2 million for the six months ended June 30, 2008 compared to $5.8 million for the six months ended June 30, 2007.

Selected Financials
JAVELIN PHARMACEUTICALS, INC
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$41,627,954	$15,931,243
Short term investments	2,975,000	21,319,150
Accounts receivable, product sales	158,190	—
Inventory	1,755,839	116,143
Prepaid expenses and other current assets	629,581	1,289,809

Total current assets	47,146,564	38,656,345
Fixed assets, at cost, net of accumulated depreciation	1,011,202	545,195
Intangible assets, net of accumulated amortization	3,683,393	3,795,577
Other assets	157,730	154,498

Total assets	$51,998,889	$43,151,615

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,778,693	$8,156,788
Deferred lease liability	565,370	484,141

Total current liabilities	8,344,063	8,640,929

Commitments and contingencies	—	—

Stockholders’ Equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of December 31, 2007 and December 31, 2006; none of which are outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized as of June 30, 2008 and December 31, 2007; 60,620,473 and 40,409,421 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	60,620	48,990
Additional paid-in capital	172,917,825	144,922,785
Other comprehensive income (loss)	(21,259)	8,594
Deficit accumulated during the development stage	(129,302,360)	(110,469,683)

Total stockholders’ equity	43,654,826	34,510,686

Total liabilities and stockholders’ equity	$51,998,889	$43,151,615

JAVELIN PHARMACEUTICALS, INC
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues
Product revenue	$179,509	$—	$245,302	$—
Government grants and contracts	—	—	—	—

Total revenues	179,509	—	245,302	—
Costs and expenses
Cost of goods sold	129,498	—	179,405	—
Research and development	4,489,899	4,638,715	10,155,349	7,970,442
Selling, general and administrative	4,760,242	3,023,496	9,236,513	5,797,142
Depreciation and amortization	79,850	23,565	120,603	43,582

Total operating expenses	9,459,489	7,685,776	19,691,870	13,811,166

Operating loss	(9,279,980)	(7,685,776)	(19,446,568)	(13,811,166)
Other income (expense)
Interest expense	—	—	—	(699)
Interest income	220,782	451,467	577,802	674,908
Other income (expense)	(514)	—	36,089	—

Total other income (expense)	220,268	451,467	613,891	674,209

Net loss	(9,059,712)	(7,234,309)	(18,832,677)	(13,136,957)

Deemed dividend related to beneficial conversion feature of Series B convertible preferred stock	—	—	—

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net loss attributable to common stockholders	$(9,059,712)	$(7,234,309)	$(18,832,677)	$(13,136,957)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.16)	$(0.16)	$(0.36)	$(0.31)

Weighted average shares	55,057,493	44,400,030	51,924,001	42,331,710

About Javelin Pharmaceuticals, Inc.
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. The Company has three drug candidates in US Phase 3 clinical development. One of these US Phase 3 drug candidates, Dyloject(TM), has received Marketing Authorization Application (MAA) approval and favorable pricing in the UK, where it is now being sold. Previous clinical trials have demonstrated its safety and rapid onset of action. For additional information about Javelin, please visit the company’s website at http://www.javelinpharmaceuticals.com.
Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
JAV-E
SOURCE: Javelin Pharmaceuticals, Inc.
Javelin Pharmaceuticals, Inc.
Stephen J. Tulipano, CPA, 617-349-4500
Chief Financial Officer
stulipano@javelinpharmaceuticals.com
or
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharmaceuticals.com
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